Exhibit 21.1

Subsidiaries of Karyopharm Therapeutics Inc.

Jurisdiction of Incorporation or Organization
Karyopharm Securities Corp.	Massachusetts
Karyopharm Europe GmbH	Germany
Karyopharm Israel Ltd.	Israel